SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 9, 2006

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-5127	52-0898572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203

(Address of principal executive offices) (Zip Code)

(410) 237-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Writtencommunications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01	Entry Into a Material Definitive Agreement

Item 9.01	Financial Statements and Exhibits

Signatures

Exhibit Index

Item 1.01. Entry Into a Material Definitive Agreement.

At the Annual Meeting of Stockholders of Mercantile Bankshares Corporation (“Bankshares”) held on May 9, 2006, Bankshares’ stockholders approved the Mercantile Bankshares Corporation Annual Cash Incentive Plan (the “Plan”). The Compensation Committee of Bankshares’ Board of Directors approved the Plan on March 8, 2006, subject to stockholder approval. The Plan replaces the Annual Compensation Incentive Plan approved by Bankshares’ stockholders in 2002.

The following is a summary of the terms of the Plan material to Bankshares:

The Plan will be effective as of January 1, 2006. The Compensation Committee of Bankshares’ Board of Directors will administer the Plan. Individuals eligible to be participants in the Plan are those key employees of Bankshares and its affiliates that the Compensation Committee, in its sole discretion, determines. The Compensation Committee shall establish the basis and terms of participation of participants who are not Section 162(m) Participants (as defined below) and shall designate:

(a)  The officers who will be deemed Section 162(m) Participants for that year;

(b)  The financial criteria that will apply to awards to Section 162(m) Participants for that year; and

(c)  The performance goals Bankshares must meet with respect to the financial criteria designated for Section 162(m) Participants to earn awards and a payout matrix or formula for those performance goals.

The financial criteria for use in determining awards for individuals a portion of whose compensation would be subject to Section 162(m) of the Internal Revenue Code, and the related regulations (“Section 162(m) Participants”) must consist of one or more of the following financial measures:  operating income, net income, growth in operating income or net income, earnings per share, growth in earnings per share, cash flow measures, credit quality measures, efficiency measures, interest margin measures, expenses, return on equity, return on assets, stockholder returns, stock price, and achievement of balance sheet or income statement objectives. The financial criteria may be company-wide or on a departmental, divisional, or regional basis and may be measured in absolute terms, by reference to internal performance targets, or as compared to another company or companies, and may be measured by the change in that performance target compared to a previous period.

The performance goals must be specific, objective performance goals, the outcome of which is substantially uncertain at the time they are established, against which actual performance is to be measured to determine the amount of awards to Section 162(m) Participants.

Generally, the Compensation Committee must designate participants in the Plan as being in Class I or Class II, with such designation made within 90 days of the commencement of each year for officers who are deemed Section 162(m) Participants. Class I Participants are eligible for an award of up to 100% of base salary for meeting targeted performance goals and up to 150% of base salary for exceeding targeted performance goals in a truly outstanding and unusual manner. Class II Participants are eligible for an award of up to 60% of base salary for meeting targeted performance goals and up to 100% of base salary for exceeding targeted performance goals in a truly outstanding and unusual manner. In each case, base salary shall be that which is in effect as of the date the respective performance goals and, if applicable, financial criteria, are determined by the Compensation Committee for the respective participant. The maximum award payable to a Section 162(m) Participant shall be $5,000,000. In the event of a change of control of Bankshares, as defined in the Plan, the performance goals for a year shall be deemed to have been met at a 100% level of base salary for Class I participants and a 60% level of base salary for Class II participants.

Bankshares’ Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Plan; provided that no such action may be taken that will materially adversely affect the awards for a year that began prior to such action without the consent of the participants for such year. The Board may not amend the Plan in violation of law or in contravention of Section 162(m) of the Internal

Revenue Code. The Board may make any amendments to the Plan required to conform the Plan to the requirements of Section 162(m) of the Internal Revenue Code.

The foregoing summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein in its entirety.

Item 9.01. Financial Statements, and Exhibits.

 (d)          Exhibits.

10.1                Mercantile Bankshares Corporation Annual Cash Incentive Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mercantile Bankshares Corporation (Registrant)

Date: May 15, 2006	/s/Terry L. Troupe
Terry L. Troupe
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Mercantile Bankshares Corporation Annual Cash Incentive Plan